UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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WILSON BANK HOLDING COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
STOCK OWNERSHIP
ITEM 1 — ELECTION OF DIRECTORS
ITEM 2 — OTHER MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
EXECUTIVE COMPENSATION
PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT FOR 2006
SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS
GENERAL

March 12, 2007
Dear Shareholder:
     In connection with the Annual Meeting of Shareholders of Wilson Bank Holding Company to be held April 10, 2007, we enclose a Notice of Annual Meeting of Shareholders, a proxy statement and a form of proxy.
     You are being asked to elect five persons to serve as Class III directors for a three-year term and until their successors are duly elected and qualified. Information about this matter is contained in the attached proxy statement.
     You are invited to attend the Annual Meeting of Shareholders in person. We would appreciate your completing the enclosed proxy card so that your shares can be voted in the event that you are unable to attend the meeting. If you are present at the meeting and desire to vote your shares personally, your proxy may be revoked and you may vote in person. We urge you to return your proxy card in the enclosed, postage paid envelope as soon as possible.
Sincerely,
/s/ J. Randall Clemons
President and Chief Executive Officer
Wilson Bank Holding Company

WILSON BANK HOLDING COMPANY
LEBANON, TENNESSEE
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To the Shareholders of Wilson Bank Holding Company:
     The Annual Meeting of Shareholders (the “Annual Meeting”) of Wilson Bank Holding Company (the “Company”) will be held on Tuesday, April 10, 2007 at 7:00 p.m., (CDT), at the main office of the Company, located at 623 West Main Street, Lebanon, Tennessee 37087, for the following purposes:
     (1) To elect five (5) Class III directors to hold office for a term of three years and until their successors are duly elected and qualified; and
     (2) To transact such other business as may properly come before the Annual Meeting or any adjournment(s) thereof.
     Only shareholders of record at the close of business on February 15, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.
     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.
By Order of the Board of Directors,
/s/ J. Anthony Patton, Secretary
March 12, 2007
YOUR REPRESENTATION AT THE ANNUAL MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU SUBSEQUENTLY DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT IS VOTED.

WILSON BANK HOLDING COMPANY
LEBANON, TENNESSEE
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Wilson Bank Holding Company (the “Company”) of proxies for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 10, 2007, at the Company’s main office, 623 West Main Street, Lebanon, Tennessee 37087, at 7:00 p.m. (CDT). This proxy material was first mailed to shareholders on or about March 12, 2007.
     All valid proxies which are received will be voted in accordance with the recommendations of the Board of Directors unless otherwise specified thereon and will be voted “For” election of the director nominees set out below. A proxy may be revoked by a shareholder at any time prior to its use by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.
     Only holders of record of the Company’s common stock, par value $2.00 per share (the “Common Stock”), at the close of business on February 15, 2007 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Company had 5,176,508 shares of Common Stock issued and outstanding, the holders of which are entitled to one vote for each share held on each of the matters to be voted upon at the Annual Meeting. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. The directors shall be elected by a plurality of the votes cast in the election by the holders of Common Stock represented and entitled to vote at the Annual Meeting. Any other matters submitted to the shareholders but not proposed in this Proxy Statement, shall be approved by the affirmative vote of a majority of the votes cast by the holders of Common Stock represented and entitled to vote at the Annual Meeting. The Board of Directors of the Company does not know of any other matters which will be presented for action at the Annual Meeting other than those proposed in this Proxy Statement, but the persons named in the proxy (who are directors of the Company) intend to vote or act with respect to any other proposal which may be presented for action according to their best judgment. Abstentions and “non-votes” are accounted as “present” in determining whether a quorum is present. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. A “non-vote” or abstention will have no effect on the approval of the nominees to the Company’s board of directors.
     The cost of solicitation of proxies will be borne by the Company, including expenses in connection with preparing, assembling, and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company’s regular officers or employees personally or by telephone or other form of electronic communication. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners.
     Wilson Bank and Trust (the “Bank”) is located in Lebanon, Tennessee and is a wholly-owned subsidiary of the Company. The Bank is the only subsidiary of the Company.

STOCK OWNERSHIP
     There are no persons who are the beneficial owners of more than 5% of the Company’s Common Stock, its only class of voting securities.
     The following table sets forth information regarding the beneficial ownership of the Company’s Common Stock as of February 15, 2007 (unless otherwise noted), for:
•	each of our directors and nominees;

•	each of our executive officers named in the Summary Compensation Table; and

•	all of our directors and executive officers as a group.
     The percentages of shares outstanding provided in the table are based on 5,176,508 voting shares outstanding as of February 15, 2007. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “SEC”) and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. Shares issuable upon exercise of options that are exercisable within sixty days of February 15, 2007 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Company Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

	Amount and Nature
Name and Address of Beneficial Owner (1)	of Beneficial Owner (2)		Percent of Class (%)
Directors:
Charles Bell	103,825	(3)	2.00%
Jack W. Bell	77,119	(4)	1.49%
Mackey Bentley	39,169		0.76%
J. Randall Clemons (5)	76,426	(6)	1.48%
James F. Comer	23,729	(7)	0.46%
Jerry L. Franklin	72,275	(8)	1.40%
John B. Freeman	30,843	(9)	0.60%
Marshall Griffith	19,676		0.38%
Harold R. Patton	41,317	(10)	0.80%
James Anthony Patton	32,974		0.64%
H. Elmer Richerson (5)	30,103	(11)	0.58%
John R. Trice	97,122	(12)	1.88%
Robert T. VanHooser	17,841	(13)	0.34%
Named Executive Officers:
Gary Whitaker	14,604	(14)	0.28%
Larry Squires	2,794	(15)	0.05%
John D. Goodman	2,120	(16)	0.04%
John C. McDearman III	2,764	(17)	0.05%
Lisa Pominski	5,710	(18)
Executive Officers and Directors as a group (20 persons)	713,745	(19)	13.77%

(1)	The address for each of the directors and executive officers set forth in the table above is 623 West Main Street, Lebanon, Tennessee 37087.

(2)	Each person has sole voting and investment power with respect to the shares listed unless otherwise indicated.

(3)	Includes 45,243 held by Mr. C. Bell’s wife

(4)	Includes 6,108 shares held by or on behalf of Mr. J. Bell’s children. Includes 32,985 shares that are pledged.

(5)	Messrs. Clemons and Richerson are also Named Executive Officers.

(6)	Includes 5,264 shares held by or on behalf of Mr. Clemons’ children and/or other dependents, 4,283 shares held by Mr. Clemons’ wife, 200 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan and 28,967 shares held by the Clemons Family Limited Partnership.

(7)	Includes 5,799 shares held by or on behalf of Mr. Comer’s children and/or other dependents. Also includes 17,096 shares that are pledged.

(8)	Includes 1,665 shares held by or on behalf of Mr. Franklin’s children and/or other dependents.

(9)	Includes 6,457 shares held by or on behalf of Mr. Freeman’s children and/or other dependents and 769 shares held by Mr. Freeman’s wife.

(10)	Includes 20,860 shares held by Mr. H. Patton’s wife and 214 shares held by or on behalf of Mr. H. Patton’s children and/or other dependents.

(11)	Includes 5,000 shares that are pledged.

(12)	Includes 23,521 shares held as trustee by Mr. Trice and 62,189 held in Trice Family Investments. Also includes 77,000 shares that are pledged.

(13)	Includes 11,556 shares held jointly by Mr. VanHooser’s wife and children.

(14)	Includes 103 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(15)	Includes 1,616 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(16)	Includes 800 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.

(17)	Includes 1,600 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan

(18)	Includes 236 shares issuable upon exercise of options guaranteed under the Company’s 1999 Stock Option Plan.

(19)	Includes 5,391 shares issuable upon exercise of options granted under the Company’s 1999 Stock Option Plan.
ITEM 1 — ELECTION OF DIRECTORS
     The Board of Directors of the Company currently consists of thirteen (13) members. The Company’s bylaws provide for a minimum of five and maximum of fifteen directors, the exact number to be set by the Company’s Board of Directors. The Company’s charter provides that the Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. The terms of five (5) directors expire at the 2007 Annual Meeting. These directors are James F. Comer, John B. Freeman, Marshall Griffith, John R. Trice and Robert T. VanHooser, Jr. The nomination of James F. Comer, John B. Freeman, Marshall Griffith, John R. Trice and Robert T. VanHooser, Jr. has been approved by the Company’s Board of Directors.
     Unless contrary instructions are received, the enclosed proxy will be voted in favor of the election as directors of the nominees listed below. Each nominee has consented to be a candidate and to serve, if elected. All the nominees currently are serving as directors of the Company. While the Company’s Board of Directors has no reason to believe that any nominee will be unable to accept nomination or election as a director, if such event should occur, proxies will be voted with discretionary authority for a substitute or substitutes who will be designated by the Company’s current Board of Directors.
Information Concerning Nominees
     The following table contains certain information concerning the nominees, which information has been furnished to the Company by the individuals named.

		Director	Current Position;
Nominee	Age	Since (1)	Prior Business Experience
Class III Directors (Nominees for Election to the Board)
James F. Comer (2)	48	1996	Director; Owner — Comer Farms; Vice President - Lending and Account Executive of Farm Credit Services of America (1980-1995)
John B. Freeman	69	1987	Director, (Chairman of the Company’s Board of Directors) Retired Businessman; Chairman — Auto Parts and Service Company, Inc. (until 2000)
Marshall Griffith	67	1987	Director; Businessman — Evergreen Company; a real estate investment company Senior Vice President — Fidelity Federal Savings and Loan of Nashville, Tennessee prior thereto
John R. Trice (3)	74	1991	Director; Owner — Trice Appraisal Services
Robert T. VanHooser, Jr. (3)	77	1991	Director, Retired — Business Development Officer - Wilson Bank and Trust (1991-96); President and CEO of Lebanon Bank, Lebanon, TN prior thereto

		Director	Current Position;
Nominee	Age	Since (1)	Prior Business Experience
Class I Directors (Continuing Directors until 2008 Annual Meeting of Shareholders)
Jack W. Bell (3)(4)	48	1987	Director; Owner — Jack W. Bell Builders, Inc.; Vice President of Operations — Lebanon Aluminum Products, Inc. (until 1995)
Mackey Bentley	62	1987	Director; President — Bentley’s Electric Company, Inc.
Harold R. Patton (5)	71	1987	Director; Retired; General Manager — Wilson Farmers’ Cooperative prior thereto
H. Elmer Richerson	54	1998	Executive Vice President and Director of the Company; President of the Bank (since 2002); Executive Vice President of the Bank (1994-2002) Vice President of the Bank from 1989 until 1994;

Class II Directors (Continuing Directors until 2009 Annual Meeting of Shareholders)
Charles Bell (2)(4)	68	1993	Director; Owner — Horn Springs Angus Farm, Consultant (1995-Present) and President (until 1995) — Lebanon Aluminum Products, Inc.
J. Randall Clemons (2)(3)	54	1987	President, Chief Executive Officer and Director of the Company (since 1992); Chairman (since 2002), Chief Executive Officer and Director of the Bank
Jerry L. Franklin	69	1987	Director; Owner as franchisee of Ponderosa Restaurants
James Anthony Patton (5)	46	1987	Director; Salesman-Mid Tenn Technologies; Co-Owner — Container Service, Inc

(1)	All directors serve on the Boards of Directors of the Company and the Bank.

(2)	Messrs. C. Bell, Clemons and Comer serve on the Advisory Board of Directors of the Smith County branches of the Bank.

(3)	Messrs. J. Bell, Clemons, Trice and VanHooser serve on the Advisory Board of Directors of the Dekalb County branches of the Bank.

(4)	Charles Bell is the father of Jack W. Bell.

(5)	Harold R. Patton is the father of James Anthony Patton.
Director Independence
     The Board of Directors has determined that each of the following directors is an “independent director” within the meaning of the listing standards of the New York Stock Exchange:

James F. Comer;	Mackey Bentley;
John B. Freeman;	Harold R. Patton;
Marshall Griffith;	Jerry L. Franklin; and
Robert T. VanHooser, Jr.	James Anthony Patton.
Description of the Board and Committees of the Board
     The Company does not have an executive compensation or nominating committee. The Board of Directors of the Company also serves as the Board of Directors of the Bank. The Board of Directors of the Company and the Board of Directors of the Bank, based upon recommendations by the Personnel Committee, establish general compensation policies and programs for the Company and the Bank and determine annually the compensation to be paid to Company and Bank employees, including executive officers. The Board of Directors does not believe it is necessary to have a nominating committee because the Boards of Directors of the Company and the Bank act as a nominating committee for directors and officers of the Company and the Bank and develop general criteria concerning the qualifications and selection of directors and officers (including recommendations made by shareholders of the

Company) and recommending candidates for such positions. All of the Company’s directors participate in the consideration of director nominees.
     Each potential director nominee is evaluated on the same basis regardless of whether he or she is recommended by management, by a director or by a shareholder. The Board of Directors has not adopted a policy with respect to minimum qualifications for directors. Rather, the Board of Directors annually reviews and determines the specific qualifications and skills that one or more directors must possess in the context of the then needs of the Board of Directors with respect to experience, expertise and age. Each of the nominees for director to be elected at the Annual Meeting was nominated and recommended by the Board of Directors.
     The Company has not received director nominee recommendations from any shareholders for the term commencing in 2007 and expiring in 2010. The Board of Directors will consider nominees recommended by shareholders, provided that such recommendations are submitted to the Board of Directors in writing and describe the reasons why the shareholder finds the recommended person to be a qualified candidate.
     The Board of Directors of the Company has no standing committees. The Board of Directors of the Bank has ten standing committees consisting of the Audit, Executive, Personnel, Finance, Marketing, Building, Investment, Long Range Planning, Data Processing and Board Relations Committee. The Chairman of the Company, Mr. Franklin, is a member of all committees. The Chairman of the Board of Directors of the Bank, Mr. Clemons, and Mr. Richerson are also members of all of the committees with the exception that Mr. Clemons and Mr. Richerson are not on the Personnel Committee or the Audit Committee. The members of each committee are generally appointed in May of each year and serve until the following May. Therefore, the committee members identified below may not have been on each identified committee for the entire 2006 fiscal year. Unless otherwise provided below, the members identified below are the current members of the applicable committees.
     Audit Committee. The Company does not have a separately-designated standing audit committee. The Bank, however, does have a separately-designated standing audit committee, composed of Messrs. J. Freeman, J. A. Patton and VanHooser with Mr. Griffith serving as Chairman. The Audit Committee reviews annual and interim reports of the independent auditors and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank. The Audit Committee operates pursuant to the terms of a charter which was adopted by the Board of Directors in December 2004 (the “Audit Committee Charter”). A copy of the Audit Committee Charter is not available on the Company’s website, but was provided as an appendix to the Company’s Proxy Statement for the 2005 Annual Meeting of Shareholders. All of the Audit Committee’s members are independent under the current listing standards of the New York Stock Exchange. While the Board of Directors believes that certain of its audit committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an “audit committee financial expert” as defined by the SEC’s rules and regulations serving on the Audit Committee. The Board of Directors believes that at least one of the current members of the Audit Committee has a level of experience regarding banking operations and the application of generally accepted accounting principles as to provide valuable service to the Audit Committee in its role of overseeing the financial reporting process of the Company and the Bank. The Board of Directors further believes that the current members of the Company’s Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that the Company does not believe that it could attract an additional director that meets the requirements of an “audit committee financial expert” who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company’s business and the importance of knowledge of the local communities served by the Bank. The Audit Committee held five meetings during 2006.
     Executive Committee. The Executive Committee is composed of Messrs. C. Bell, Bentley, Trice, J. A. Patton, VanHooser with J. Freeman serving as Chairman. The Executive Committee reviews corporate activities, makes recommendations to the Board of Directors on policy matters and makes executive decisions on matters that do not require a meeting of the full Board of Directors. The Executive Committee held thirteen meetings during 2006.
     Personnel Committee. The Personnel Committee, composed of Messrs. VanHooser, Freeman and Bentley with Mr. J. A. Patton serving as Chairman, considers and recommends to the Board of Directors the salaries of all Bank personnel, including the Named Executive Officers. This committee, all of the members of which are independent under the listing standards of the New York Stock Exchange, held six meetings during 2006. This Committee does not have a written charter. Compensation decisions for the Company’s executive officers, including its Named Executive Officers, are made by the Board of Directors of the Company upon recommendation of the Personnel Committee.

     The agenda for meetings of the Personnel Committee is determined by its Chairman with the assistance of the Company’s Secretary and the Company’s Chief Executive Officer. Personnel Committee meetings are regularly attended by the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer and the Chief Human Resources Officer. When considering the compensation of Mr. Clemons and Mr. Richerson, the Personnel Committee meets in executive session. The Personnel Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors. The Company’s human resources and accounting departments support the Personnel Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs.
     Finance Committee. The Finance Committee is the credit review board of the Bank. This committee reviews loan applications meeting certain criteria and approves those found creditworthy. In addition, this committee reviews all loans that are funded. The committee is comprised of seven permanent members, Messrs. C. Bell, J. Bell, Bentley, Griffith and H. Patton with Mr. J. Comer serving as Chairman. Serving as “temporary members” of the committee in 2006 were Messrs. J. Freeman and J.A. Patton. In addition, Messrs. Trice and VanHooser served as advisory members for the entire fiscal year. The Finance Committee held twelve meetings during 2006.
     Marketing Committee. The Marketing Committee is composed of Messrs. Freeman, H. Patton and Trice with Mr. J. Bell serving as Chairman. The Marketing Committee recommends the direction of the marketing efforts of the Company and the Bank. This committee held four meetings during 2006.
     Building Committee. The Building Committee is composed of Messrs. Bentley, Griffith and J.A. Patton with Mr. VanHooser serving as Chairman. This committee makes recommendations to the Company’s and the Bank’s Boards of Directors on the immediate and future building needs of the Company and the Bank. This committee held seven meetings during 2006.
     Investment Committee. The Investment Committee is composed of Messrs. J. Bell, Bentley, Comer and H. Patton with Mr. C. Bell serving as Chairman. The Investment Committee reviews and directs the investment portfolio of the Bank. This committee held four meetings during 2006.
     Long Range Planning Committee. The Long Range Planning Committee is composed of Messrs. J. Bell, Freeman, and H. Patton with Mr. Trice serving as Chairman. This committee explores strategic opportunities available to the Company and recommends the direction the Company should take on these matters. This committee did not meet in 2006.
     Data Processing Committee. The Data Processing Committee is composed of Messrs. J. Bell and J.A. Patton with Mr. Comer serving as Chairman. The Data Processing Committee reviews the computer hardware and software needs of the Company and makes recommendations regarding purchases thereof to the Board of Directors. This committee held six meetings during 2006.
     Board Relations Committee. The Board Relations Committee is composed of Messrs. J. Freeman, H. Patton and VanHooser with Mr. Bentley serving as Chairman. The board relations committee’s primary responsibility is to plan for the Board of Director’s future responsibilities and ensure that the Bank’s Board of Directors meets the future needs of the Bank. This committee held two meetings during 2006.
     During the fiscal year ended December 31, 2006, the Board of Directors of the Bank held fifteen meetings with the Board of Directors of the Company also meeting fifteen times. Each director attended more than 99% of the aggregate number of meetings of both the Bank’s and the Company’s Boards of Directors and the committees on which such director served. The Company encourages each member of the Board of Directors to attend the Annual Meeting of Shareholders and all of the Company’s directors attended the 2006 Annual Meeting of Shareholders.
     The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.
Compliance with Section 16(a) of the Securities Exchange Act of 1934
     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent beneficial owners are required by federal securities regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company’s review of the copies of such forms and written representations from certain reporting persons furnished to the Company, the Company believes that its officers, directors and greater than ten percent beneficial owners, if any, were in compliance with all applicable filing requirements.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE.
ITEM 2 — OTHER MATTERS
     The Board of Directors is not aware of any other matters which may be brought before the Annual Meeting. However, if any matter other than the proposed matters properly comes before the meeting for action, proxies will be voted for such matters in accordance with the best judgment of the persons named as proxies.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION
     The Board of Directors has selected Maggart & Associates, P.C. to serve as the Company’s independent registered public accounting firm for the current fiscal year upon the recommendation of the Audit Committee. Maggart & Associates, P.C. has served in this capacity for the Company since 1987. A representative of Maggart & Associates is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.
     During the fiscal years ended December 31, 2006 and December 31, 2005, the Company incurred the following fees for services proved by Maggart & Associates:

	2005	2006
Audit Fees:(a)	$156,230	$133,520
Audit-Related Fees:(b)	$11,519	$9,753
Tax Fees:(c)	$33,468	$14,500
Other Fees:	-0-	-0-

(a)	Includes fees related to the annual independent audit of the Company’s financial statements, reviews of the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q and fees related to the audit of management’s report on the effectiveness of the Company’s internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Includes fees related to the audit of the Company’s 401(k) plan and investment center reviews.

(c)	Includes fees related to the preparation of the Company’s tax returns and other tax related assistance.
     The Audit Committee considered these fees and concluded that the performance of these services was consistent with Maggart & Associates’ independence.
     The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services Maggart & Associates, the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Maggart & Associates during fiscal 2006.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
     Decisions with respect to compensation of the Company’s and the Bank’s executive officers, including the Chief Executive Officer and the other Named Executive Officers, for fiscal year 2006 were made by the Board of Directors of the Bank based upon recommendations by the Personnel Committee. Discussions regarding the non-equity compensation of the Company’s and the Bank’s executive officers that are not Named Executive Officers, are made by the Chief Executive Officer in consultation with such officer’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework for how these individuals are compensated. The components of compensation of executive officers consists of a base salary, an annual cash incentive, amounts contributed under the executive officer’s Executive Salary Continuation Agreement and matching and profit-sharing contributions under the Company’s 401(k) plan (as well as health and disability insurance and other non-cash benefits similar to those of all employees of the Bank or Company. At times, these executive officers have also been awarded equity based compensation in the form of time vested stock options, however, the Personnel Committee and the Chief Executive Officer have historically focused on cash based compensation, using stock options only in connection with promotions or changes in duties. No member of the Personnel Committee served as an officer or employee of the Company or of any of its subsidiaries during 2006.
     The overarching policy of the Personnel Committee and the Board of Directors in determining executive compensation, including the compensation of the Chief Executive Officer, is to attract and retain the highest quality talent to lead the Company and to reward key executives based upon their individual performance and the performance of the Bank and the Company. The Personnel Committee evaluates both performance and compensation to ensure that the Company maintains its ability to attract and retain superior employees in key positions and that compensation packages provided to key employees remain competitive relative to the compensation paid to similarly situated executives of peer companies. The Personnel Committee believes that providing incentives to and rewarding the performance of the Company’s executive officers enhances the profitability of the Company. To that end, the Personnel Committee believes that the compensation paid its executive officers should include base salary and a significant cash incentive opportunity designed to reward performance as measured against established goals. Continuing the practice of only awarding stock options in connection with promotions or changes in an executive officers’ duties, the Personnel Committee did not award any stock-based compensation to the named executive officers in 2006.
     Executive compensation programs impact all employees by setting general levels of compensation and helping to create an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.
     In recommending the 2006 base salary of J. Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, the Personnel Committee reviewed a Tennessee Banking Association (“TBA”) 2005 survey of compensation levels for Chief Executive Officers of Middle Tennessee banks or bank holding companies with assets of over $1 billion. Decisions regarding compensation were made in view of these sources of information with the intent to pay the Chief Executive Officer cash compensation (including both base salary and annual cash incentives) on a level that was comparable to that of the Company’s peer banks within Tennessee.
     The Personnel Committee further considered the Bank’s and the Company’s overall financial performance in 2005 in recommending Mr. Clemons’, and the other Named Executive Officers’, base salaries for 2006. In determining not to raise Mr. Clemons’ and Mr. Richerson’s base salaries, the Personnel Committee took into account the increased bonus opportunities available to Mr. Clemons and Mr. Richerson over prior years as a result of a change in the cash incentive formula.
     The base salary for Ms. Pominski, Mr. Richerson, Mr. Whitaker, Mr. Goodman and Mr. McDearman were based on similar criteria and considerations as those used in establishing Mr. Clemons’ base salary with the exception that the base salaries for these individuals was increased over the prior year unlike Mr. Clemons and Mr. Richerson because the bonus opportunity for these individuals was not enhanced over the prior year like it was for Mr. Clemons and Mr. Richerson.
     Mr. Clemons and Mr. Richerson are eligible for an annual cash incentive pursuant to a formula determined by the Board of Directors that is based upon the Company’s after tax earnings for the fiscal year. In 2006, Mr. Clemons was eligible for, and received a cash incentive payment equal to 1.5% of the Company’s after tax earnings while, Mr. Richerson was eligible for, and received, a cash incentive payment equal to 0.90% of the Company’s after tax earnings. In total, Mr. Clemons and Mr. Richerson were paid cash incentive payouts totaling $159,816 and $95,889, respectively.
     Mr. Whitaker, Mr. Goodman, Ms. Pominski and Mr. McDearman were eligible for, and received, a cash incentive payment determined by the return on assets performance of the Bank which payment was calculated on a basis consistent with the Bank’s other employees. For 2006, the ROA targets and related cash incentive payouts as a percentage of the base salary of Messrs. Whitaker, Goodman and McDearman and Ms. Pominski were 8% at 1.0 ROA, 8.5% at 1.5 ROA, 9% at 1.10 ROA, 9.5% at 1.15 ROA, 10% at 1.20 ROA, 10.5% at 1.25 ROA and 11% at 1.30 ROA.
     In 2006, the Bank’s ROA was 0.95. Although the Bank did not achieve the ROA target established for such a payout as a result of additional provision expense resulting from certain inappropriate activities of a former officer and the expansion expenses for the Rutherford County market. The Personnel Committee and the Board of Directors approved the payout of cash incentives totaling 10.0% of the base salaries of Messrs. Whitaker, Goodman and McDearman and Ms. Pominski, or $13,772, $11,500, $11,500 and $9,000, respectively.
     Messrs. Whitaker, Goodman and McDearman and Ms. Pominski were also eligible to receive monthly cash payments under the Company’s cash-based incentive plan upon the attainment of certain Company and individual performance goals. For Mr. Whitaker these goals included, goals related to loan fees, loan volume, mortgage loan income, credit life goals, past due loan percentage and timely employee reviews. For Messrs. Goodman and McDearman, these goals included each branch in their division meeting budget. For Ms. Pominski, these goals included expense control and audit related goals. Incentives paid to Messrs. Whitaker, Goodman and McDearman, and Ms. Pominski, for 2006 related to these performance goals totaled $32,103, $18,818, $19,518 and $7,500, respectively.
     Employees, including executive officers, also receive a matching grant of $.35 from the Company for each one dollar ($1) up to a maximum of 6% of the amount contributed each year by the employee to his or her 401(k) account. No employee is entitled to contribute more than $15,000. The Company contributes additional funds into each employee’s 401(k) account under a profit-sharing arrangement based upon each employee’s base salary as a percentage of the Company’s total payroll. During 2006, Messrs Clemons, Richerson, Whitaker, Goodman and McDearman and Ms. Pominski received contributions totaling $21,120, $21,120, $17,625, $12,835, $14,018, and $9,423, respectively.
     The Company has entered into Executive Salary Continuation Agreements with certain of its senior executive officers, including Messrs. Clemons, Richerson, Whitaker, Goodman and McDearman and Ms. Pominski pursuant to which each such executive officer (or his or her beneficiaries) is entitled, if certain performance targets for the Bank are met, to receive annual payments for 15 years, upon retirement at age 65 or, if sooner, the death or disability of such executive officer. In the event that the executive officer resigns or is terminated without cause prior to age 65, he or she is entitled to receive the vested portion of such benefits, with vesting occurring at the rate of 6% per year from March 30, 1995, March 30, 1995, August 21, 1996 , January 1, 2006, January 1, 2006 and March 21, 2001 for each of Messrs. Clemons, Richerson, Whitaker, Goodman and McDearman and Ms. Pominski, respectively, if the required performance targets are met. As of December 31, 2006, Messrs. Clemons, Richerson, Whitaker, Goodman and McDearman and Ms. Pominski were vested 66%, 66%, 60%, 0%, 0% and 36% respectively. The performance target for each agreement is average return on assets for the Bank over the vesting period for each executive officer, as follows: 1.0% or better (100% of vested benefit); .9-.99% (90%); .8-.89% (80%); .7-.79% (70%) and below .7%, no benefit.
     The amounts paid to a Named Executive Officer are dependent on the then current compensation for each such person at the time of retirement or termination and will also be reduced by a percentage of social security payments and 401(k) benefits paid to the Named Executive Officer during the time when the benefits are being paid and, as such, cannot be calculated with certainty at this time. By way of example, if a Named Executive Officer is employed by the Company for a period of 10 years and the average return on assets in each of those ten years is 0.99, then the Named Executive Officer would be entitled to receive fifty-four percent (54%) of his or her then current salary at termination, less (i) fifty percent of social security benefits paid to the named Executive Officer and (ii) one hundred percent of the employer contributed 401(k) benefits paid to the Named Executive Officer.
     Payment of the benefits is contingent on the executive officer not competing with the Bank for one year after termination of employment. In the event there is a change in control of the Bank or the Company, the benefits become fully vested without regard to the performance target or the non-competition agreement and will be paid out in accordance with the terms of the agreements following the Named Executive Officer’s termination of service. A “change in control” is the acquisition of 50% or more of the shares of the Bank or the Company, or a merger, consolidation or similar transaction involving the Bank or the Company, or the cessation by either of their business activities or existence.
     In addition to the above-described compensation, the Company provided automobile (and in the case of Mr. Clemons and Mr. Richerson, fuel) allowances in 2006 of $5,924, $5,5537, $6,000, $5,600 and $1,600, for each of Messrs. Clemons, Richerson, Whitaker, Goodman and McDearman.

     The compensation levels for fiscal year 2006 for members of management other than Mr. Richerson and Mr. Clemons were established by the Personnel Committee based upon the recommendation of the Company’s Chief Executive Officer, J. Randall Clemons. Mr. Clemons’ recommendations regarding these salaries were based on considerations and criteria similar to those described above.
     As part of its role, the Personnel Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the incentive plans are generally fully deductible for federal income tax purposes. However, in certain situations, the Personnel Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.
     On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.
     Beginning on January 1, 2006, the Company began accounting for stock-based payments including those issued under its Stock Option Plan in accordance with the requirements of FASB Statement 123(R).
PERSONNEL COMMITTEE REPORT ON EXECUTIVE COMPENSATION
     The Personnel Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2006 with management. In reliance on the reviews and discussions referred to above, the Personnel Committee recommended to the Board of Directors, and the Board Directors has approved, that the CD&A be included in the proxy statement for the Annual Meeting.

J. A. Patton, Chairman	John Freeman
Mackey Bentley	Robert VanHooser

Summary Compensation Table
     The following table provides information as to annual, long-term or other compensation during the 2006 fiscal year for Mr. Clemons, the Company’s Chief Executive Officer, Ms. Pominski, the Company’s Chief Financial Officer, and the four most highly compensated executive officers of the Company or the Bank other than the Chief Executive Officer and Chief Financial Officer with total annual salary and bonus over $100,000 for the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Stock	Option	Non-	Change in	All Other	Total
		($)	($)	Awards	Awards(1)(2)	Equity	Pension	Compen-	($)
				($)	($)	Incentive	Value and	sation(4)
						Plan	Nonqualified	($)
						Compen-	Deferred
						sation ($)	Compen-
							sation
							Earnings(3)
							($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Randall Clemons, President and Chief Executive Officer of the Company and Chief Executive Officer of the Bank	2006	$287,692	—	—	$1,864	$159,816	$55,067	$89,351	$593,790
Lisa Pominski Chief Financial Officer of the Company and the Bank	2006	90,000	—	—	465	16,500	700	9,799	117,464
H. Elmer Richerson, President of the Bank Executive Vice President of the Company	2006	218,514	—	—	1,239	95,889	35,437	77,701	428,780
Gary Whitaker, Executive Vice President of the Bank	2006	137,720	—	—	620	45,875	8,762	24,968	217,945
John Goodman, Senior Vice President — Western Division of the Bank	2006	$115,000	—	—	$60	$30,318	$2,574	$18,935	$166,887
John C. McDearman III Senior Vice President — Central Division of the Bank	2006	115,000	—	—	465	31,018	1,437	16,134	164,054

(1)	The amounts in the column captioned “Option Awards” reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s 1999 Stock Option Plan and thus may include amounts from awards granted in and prior to 2006. For a description of the assumptions used by the Company in valuing these awards for the fiscal years ended December 31, 2006 please see “Note 19 — Stock Option Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

(2)	In fiscal 2006, there were a total of 1,800 options that were cancelled none of which were held by any of the Named Executive Officers.

(3)	Represents the change in the actuarial present value of the accumulated benefit of the Executive Salary Contribution Agreements.

(4)	Represents for fiscal year 2006 (i) the Company’s matching grants under the Company’s 401(k)/profit sharing plan in the amounts of $21,120 for Mr. Clemons; $9,423 for Ms. Pominski; $21,120 for Mr. Richerson; $17,625 for Mr. Whitaker; $12,835 for Mr. Goodman; and $14,018 for Mr. McDearman; (ii) Board of Directors fees for the Company of $27,600 and the Bank of $20,400 for each of Mr. Clemons and Mr. Richerson; (iii) Combined Advisory Board Fees for the Dekalb

County and Smith County branches of the Bank of $9,200 for Mr. Clemons; (iv) auto and in the case of Mr. Clemons and Mr. Richerson fuel allowance in the amount of $5,924 for Mr. Clemons; $5,337 for Mr. Richerson, $6,000 for Mr. Whitaker, $5,600 for Mr. Goodman and $1,800 for Mr. McDearman, and (v) the value of premiums paid in the amounts of $5,107, $376, $3,244, $1,343, $500 and $316 for Mr. Clemons, Ms. Pominski, Mr. Richerson, Mr. Whitaker, Mr. Goodman and Mr. McDearman, respectively in relation to the Company’s bank owned life insurance plan.
Grants of Plan-Based Awards
     The Company granted no options and awarded no shares of restricted stock to its Named Executive Officers in 2006.
Outstanding Equity Awards At Fiscal Year-End
     The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006:

	Option Awards					Stock Awards
Name	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	of	Securities	Incentive	Exercise	Expiration	Shares or	Value of	Incentive	Incentive
	Securities	Underlying	Plan	Price	Date	Units of	Shares or	Plan	Plan
	Underlying	Unexercised	Awards:	($)		Stock That	Units of	Awards:	Awards:
	Unexercised	Options	Number of			Have Not	Stock That	Number of	Market or
	Options	(#)	Securities			Vested	Have Not	Unearned	Payout
	(#)	Unexercisable	Underlying			(#)	Vested	Shares,	Value of
	Exercisable(1)		Unexercised				($)	Units or	Unearned
			Unearned					Other	Shares,
			Options					Rights That	Units or
			(#)					Have Not	Other
								Vested	Rights That
								(#)	Have Not
									Vested
									($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. Randall Clemons	200	2,600	—	$15.28	09/30/2009	—	—	—	—
Lisa Pominski	200	800		15.28	09/30/2009
	86	236	—	16.00	01/24/2010	—	—	—	—
H. Elmer Richerson	—	1,601	—	15.28	09/30/2009	—	—	—	—
Gary Whitaker	103	903	—	15.28	09/30/2009	—	—	—	—
John Goodman	800	1,200	—	22.50	01/02/2013	—	—	—	—
John C. McDearman III	1,400	600		15.28	09/30/2009
	200	300	—	22.50	01/02/2013	—	—	—	—

(1)	The options vest in 10% increments on each anniversary of the ten year term.

Pension Benefits
     The following table reflects information related to the Company’s Executive Salary Continuation Agreements with each of the Names Executive Officers:

Name	Plan Name	Number of	Present Value	Payments During
		Years Credited	of Accumulated	Last Fiscal Year
		Service	Benefit(1)	($)
		(#)	($)

(a)	(b)	(c)	(d)	(e)
J. Randall Clemons	Executive Salary Continuation Agreement	11	$275,999	—
Lisa Pominski	Executive Salary Continuation Agreement	5	$2,265	—
H. Elmer Richerson	Executive Salary Continuation Agreement	11	$138,731	—
Gary Whitaker	Executive Salary Continuation Agreement	10	$37,462	—
John Goodman	Executive Salary Continuation Agreement	0	$2,574	—
John C. McDearman III	Executive Salary Continuation Agreement	0	$1,437	—

(1)	Amount represents the accrued liability balance at December 31, 2006. For more information see “Note 18 — Deferred Compensation Plan” to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Option Exercises and Stock Vested
     The following table provides information related to options exercised and the vesting of stock, including restricted stock, restricted stock units and similar instruments, for each of the named executive officers during the 2006 fiscal year. The Company has not issued stock appreciation rights or warrants to its executive officers.

	Option Awards		Stock Awards
Name	Number of	Value Realized	Number of	Value Realized
	Shares	on Exercise	Shares	on Vesting
	Acquired	($)	Acquired	($)
	on Exercise		on Vesting
	(#)		(#)

(a)	(b)	(c)	(d)	(e)
J. Randall Clemons	1,800	$41,796	—	—
Lisa Pominski	314	$6,787	—	—
H. Elmer Richerson	532	$12,353	—	—
Gary Whitaker	230	$5,341	—	—
John Goodman	—	—	—	—
John C. McDearman III	—	—	—	—
DIRECTOR COMPENSATION
     The Company’s directors are classified in three classes, with directors in each class serving for three year terms and until his successor has been duly elected and qualified. The Board of Directors of the Company also serves as the Board of Directors of the Bank. In 2006, each director received $2,300 per month for his services as a director of the Company. In addition, each director of the Bank received $850 per month for his services as a director of the Bank and $450 for each committee meeting of the Bank he attended, not to exceed $1,700 per month, as a member of the various committees on which he serves. In addition, fees of $1,794 and $1,326 were paid to each of the directors of the Company and the directors of the Bank, respectively, for attendance at Company and Bank planning retreats held during 2006. Messrs. C. Bell and Comer received $400 per month for serving on the Advisory Board of the Smith County branches of the Bank. Messrs. Trice, J. Bell and VanHooser received $400 per month for serving on the Advisory Board of the Dekalb County branches of the Bank.

     The following table sets forth certain information with respect to the fees paid or earned by the members of the Board of Directors for service in 2006:

Name(1)	Fees		Stock	Option	Non-Equity	Change in	All Other	Total
	Earned or		Awards	Awards	Incentive	Pension Value	Compensation	($)
	Paid in		($)	($)	Plan	and	($)
	Cash(2)				Compen-	Nonqualified
	($)				sation	Deferred
					($)	Compensation
						Earnings
						($)

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Charles Bell	$55,514		—	—	—	—	—	$55,514
Jack W. Bell	55,914		—	—	—	—	—	55,914
Mackey Bentley	51,114		—	—	—	—	—	51,114
James F. Comer	55,114		—	—	—	—	—	55,114
Jerry L. Franklin	51,114		—	—	—	—	—	51,114
John B. Freeman	51,114		—	—	—	—	—	51,114
Marshall Griffith	51,114		—	—	—	—	—	51,114
Harold R. Patton	51,114		—	—	—	—	—	51,114
James Anthony Patton	51,114		—	—	—	—	—	51,114
John R. Trice	55,514		—	—	—	—	—	55,514
Robert T. VanHooser	55,514	(3)	—	—	—	—	—	55,514	(3)

(1)	Randall Clemons, the Company’s and the Bank’s Chief Executive Officer, and Elmer Richerson, the President of the Bank, are not included in this table as they are also Named Executive Officers of the Company and their compensation for service on the boards of directors of the Company and the Bank is reflected in the Summary Compensation Table above.

(2)	Includes fees for services as a director of both the Company and the Bank and includes fees for board meetings, committee meetings, and in the case of Messrs. Charles Bell, Jack Bell, Jimmy Comer, John R. Trice and Robert T. VanHooser, $4,400, $4,800, $4,000, $4,400 and $4,400, respectively, for service on the advisory boards of each of the Smith County and DeKalb County branches of the Bank.

(3)	Mr. VanHooser’s fees are paid in a lump sum in arrears and the fees for 2006 were paid in January 2007.

AUDIT COMMITTEE REPORT FOR 2006
     The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.
     In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the audited financial statements. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and discussed with it, the firm’s independence from the Company and its management. The Audit Committee has considered whether the independent registered public accounting firm provision of non-audit services to the Company is compatible with maintaining the registered public accounting firm’s independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

Marshall Griffith, Chairman	John Freeman
Robert T. VanHooser, Jr.	J. A. Patton
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Personnel Committee Interlocks and Insider Participation
     During fiscal 2006, the Personnel Committee of the Board of Directors of the Bank was composed of Messrs. Freeman, Bentley and VanHooser with Mr. J.A. Patton serving as Chairman. With the exception of Mr. VanHooser who was an officer of the Bank until 1996, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. There are no relationships among the Company’s executive officers, members of the Personnel Committee or entities whose executives serve on the Board of Directors or the Personnel Committee that require disclosure under applicable regulations of the SEC.
     No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Personnel Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.
Certain Relationships and Related Transactions
     Some directors and principal officers of the Company at present, as in the past, are customers of the Bank and have had and expect to have loan transactions with the Bank in the ordinary course of business. In addition, some of the directors and officers of the Bank are at present, as in the past, affiliated with businesses which are customers of the Bank and which have had and expect to have loan transactions with the Bank in the ordinary course of business. These loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other parties. In the opinion of the Board of Directors, these loans do not involve more than a normal risk of collectability or present other unfavorable features.
     During 2006, John R. Trice Appraisals, Inc. was paid an aggregate of $392,625 for 981 appraisals and inspections performed in connection with loans originated by the Bank. This company is owned by John R. Trice, a director of the Company and the Bank. John R. Trice, Appraisals, Inc. primarily performs appraisals for real estate loans. The payments to Trice Appraisals are reimbursed in full by the persons and/or entities whose properties were appraised. The customer is given the option of selecting an appraiser from the Bank’s approved listing. This extensive listing is approved annually by the board of directors. Mr. Trice abstains from voting on the approved appraisers. There is also a disclosure made to the customer, as required by law, indicating that Mr. Trice is a director of the Bank.
     During 2006, Jack Bell, Builders was paid an aggregate of $1,903,532 by the Bank primarily for construction of the new 8,500 square foot full service office located on Memorial Blvd. in Murfreesboro, TN. and the renovation of our new office located in Smyrna, TN. This Company is owned by Jack Bell, a director of the Company and the Bank. Mr. Jack Bell is the son of Mr. Charles Bell, another director of the Company. Jack Bell Builders was the approved contractor on the Memorial Blvd, Murfreesboro, TN building project and the Commerce Drive, Smyrna, TN renovation. Jack Bell is a director of the company. Bids on the projects were handled by an independent architectural firm and the results of those bids were submitted to the Building Committee for their review. The Building Committee then makes a recommendation to the Board of Directors on the project under consideration. Mr. Bell is not a member of the Building Committee and excuses himself when discussions and/or votes are taken on a particular building project. Mr. Charles Bell also excuses himself and refrains from voting on any building project in which Jack Bell Builders has an interest.
     Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company’s or the Bank’s Board of Directors.

SHAREHOLDERS’ PROPOSALS AND OTHER MATTERS
     Shareholders intending to submit proposals for presentation at the next Annual Meeting and inclusion in the Proxy Statement and form of proxy for such meeting should forward such proposals to J. Randall Clemons, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087. Proposals must be in writing and must be received by the Company prior to November 13, 2007 in order to be included in the Company’s Proxy Statement and form of proxy relating to the 2008 Annual Meeting of Shareholders. Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.
     For any other shareholder proposals to be timely (but not considered for inclusion in the Company’s Proxy Statement), a shareholder must forward such proposal to Mr. Clemons at the Company’s main office (listed above) prior to January 25, 2008.
GENERAL
     In addition to solicitation by mail, certain directors, officers and regular employees of the Company and the Bank may solicit proxies by telephone, telegram or personal interview for which they will receive no compensation other than their regular salaries. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Company’s Common Stock held of record by such persons and may reimburse them for their reasonable out-of-pocket expenses in connection therewith.
     The Company’s 2006 Annual Report is mailed herewith. A shareholder may obtain a copy of the Company’s Annual Report to the SEC on Form 10-K for the year ended December 31, 2006 without charge by writing to Lisa Pominski, Wilson Bank Holding Company, 623 West Main Street, Lebanon, Tennessee 37087.
By order of the Board of Directors,
/s/ J. Anthony Patton
Secretary
Lebanon, Tennessee
March 12, 2007

WILSON BANK HOLDING COMPANY
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     This proxy is solicited upon behalf of the Board of Directors for the Annual Meeting to be held on April 10, 2007.
     The undersigned hereby appoints Harold R. Patton and Mackey Bentley, or either of them, with full power of substitution, as proxies, and hereby authorizes them to vote, as designated, all shares of common stock of Wilson Bank Holding Company, held by the undersigned on February 15, 2007 at the Annual Meeting of Shareholders to be held Tuesday, April 10, 2007, at 7:00 p.m. (CDT), at the main office of Wilson Bank and Trust located at 623 West Main Street, Lebanon, Tennessee 37087, and any adjournment(s) thereof.
1. ELECTION OF DIRECTORS
☐ FOR all nominees listed below (except as marked to the contrary below)

James F. Comer	Marshall Griffith	Robert T. VanHooser, Jr.
John B. Freeman	John R. Trice
☐ Withhold authority to vote for all nominees;
☐ Withhold authority to vote for the following nominee(s), write that nominee’s name on the line below:
_____________________________________________________________________________
In their discretion, the proxies are authorized to vote upon such business as may properly come before this meeting.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

Signature	Date

Signature (if held jointly)	Date
     Please sign exactly as your name appears on your share certificates. Each joint owner must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name as authorized. If a partnership, please sign in partnership name by an authorized person.
BE SURE TO MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED